Exhibit 4.13

MINISTRY OF COMMUNICATION OF UKRAINE

LICENSE

PERMITTING ACTIVITIES IN THE FIELD OF COMMUNICATION

IN THE TERRITORY OF UKRAINE

Kyiv

LICENSE

Series VD	No. 000612

1. ISSUED:	to Ukrainian Mobile Communication, a Ukrainian, German, Dutch and Danish joint venture

2. DATA ON THE LICENSE HOLDER:

Postal address:

16/4 Lunacharskogo Street, Kyiv 253002

Bank details:

Account 609040 with APPB Aval, Kyiv, bank code 300335, identification code 14333937

Phone:                                                                             Fax:

517-4038                                                                     227-7453

3. PLACE OF ACTIVITIES:

Ukraine.

4. TYPE OF ACTIVITIES:

Purchase and operation of switching systems which function within a uniform national communication system and are equipped with special equipment intended for reading information from communication channels.

5.  SPECIAL TERMS AND RULES OF ENGAGING IN THE LICENSED ACTIVITIES:

5.1. This license enables the Licensee to purchase and operate switching systems which are necessary to construct and maintain the following general use cell communication networks: NMT-450, Nordic Standard, GSM-900, PSN, and DCS-1800.

5.2. The Licensee shall use the equipment having an UkrSEPRO certificate of conformity issued by the Communication Equipment Certification Agency of the State Communications Committee of Ukraine. The use of particular communication means within the general use communication networks shall be approved by the State Committee of Ukrainian telecommunication.

5.3. The Licensee shall comply with Decree No. 81 of the Cabinet of Ministers of Ukraine dated February 1, 1995 in accordance with the Provisions concerning its realization.

5.4. The Licensee shall observe the requirements of the regulatory documents and industry rules regulating the activities covered by this license, as well as norms, standards and quality levels applied in the communication industry.

5.5. The Licensor and the license holder shall ensure the observance of the commercial secret concerning the activities provided for in the license.

5.6. This license may not be transferred to other legal entities or individuals.

5.7. The Licensor may prolong the validity of this license for at least 10 years by negotiations with the Licensee. The negotiations shall begin at least 12 months before the termination of the validity of this license.

6. CONTROL OF THE OBSERVANCE OF ESTABLISHED RULES WHEN ENGAGING IN THE LICENSED ACTIVITIES:

6.1. The observance of special terms and rules when engaging in the activity permitted by this license shall be controlled by the Licensor and the Licensing Chamber of Ukraine.

6.2. In case of inspections the license holder shall submit the necessary documents concerning its activities permitted by the license.

6.3. In case of change of the organization-and-legal form the Licensee shall notify the Licensor thereof within one month and provide appropriate documents.

6.4. In case of change of the postal address and contact phone numbers the Licensee shall notify the Licensor thereof within a seven-day period.

6.5. The relations under this license may be terminated:

6.5.1. After the termination of the validity period of this license.

6.5.2. By consent of the Parties.

6.5.3. By the Licensee unilaterally provided it notifies the Licensor thereof six months before the termination of the activities. The Licensee shall not be entitled to discontinue the activities provided for in the license on its own during the license period. Should the Licensee intend to terminate the activities before the termination of the validity period of the license it shall apply to the Licensor giving the reason for the termination of its activities. The Licensor shall consider the reasons and take a decision with regard to ensuring the functioning of constructed communication networks.

6.5.4. In case of force majeure circumstances.

6.6. Should the special terms and rules of engaging in the activities provided for in the license be violated or should the license be improperly complied with, the Licensor shall suspend the validity of this license and fix time for eliminating the cause of violations. Should the violations fail to be eliminated  within the fixed time the license may be revoked.

6.7. Should the violation of the terms and rules of engaging in the licensed activities be repeated or should it be gross this license may be revoked.

6.8. Any differences between the Licensor and the Licensee shall be referred for settlement to the Kyiv Court of Arbitration.

6.9. The special terms of this license can be changed at any time by consent of the Licensor and the Licensee.

6.10. The Licensee shall provide the Licensor with reports on the licensed activities in accordance with established procedures and within a fixed time.

7. REGISTRATION NUMBER OF THE LICENSE:	000612

8. DATE OF ISSUE OF THE LICENSE:	December 3, 1997

9. VALIDITY OF THE LICENSE:	16 years with a right of prolongation.

HEAD OF LICENSING COMMITTEE (signature)	M.P. ORLENKO

SEAL